MCGLADREY & PULLEN, LLP

                  Certified Public Accountants and Consultants

                         CONSENT OF INDEPENDENT AUDITORS




     We hereby consent to the use of our report dated January 28,1999 on the financial statements of the Growth Series, the Foreign Equity Series, the Emerging Markets Series and the Emerging Fixed Income Market Series of Templeton Institutional Funds, Inc. referred to therein, which appears in the 1998 Annual Report to Shareholders and which is incorporated herein by reference, in Post-Effective Amendment No. 15 to the Registration Statement on Form N-1A, File No. 33-35779, as filed with the Securities and Exchange Commission.

     We also consent to the reference to our firm in the Prospectus under the caption "Financial Highlights" and in the Statement of Additional Information under the caption "Auditor".


                                   /s/McGladrey & Pullen, LLP



New York, New York
April 21, 1999